Filed pursuant to Rule 424(b)(3)

Registration No. 333-116417

PROSPECTUS SUPPLEMENT DATED MARCH 30, 2005

TO

PROSPECTUS DATED AUGUST 10, 2004

CMGI, INC.

7,266,902 Shares

Common Stock

This Prospectus Supplement supplements the Prospectus, dated August 10, 2004, of CMGI, Inc., and relates to the resale by certain stockholders of CMGI of up to 7,266,902 shares of CMGI common stock. Such shares were issued in connection with CMGI’s acquisition of Modus Media, Inc. on August 2, 2004 pursuant to that certain agreement and plan of merger by and among CMGI, Westwood Acquisition Corp. and Modus dated as of March 23, 2004, and are held by U.S. Bank National Association as escrow agent under the escrow agreement entered into on August 2, 2004 in connection with the merger. The stockholder representative under the escrow agreement has sole voting and dispositive control over the shares held by the escrow agent, which shares may be sold during the term of the escrow agreement with the proceeds required to be returned to the escrow account.

This Prospectus Supplement has been prepared to include in the selling stockholder table the individuals designated as stockholder representative under the escrow agreement in such capacity. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus.

CMGI will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Investing in CMGI common stock involves risks. See “Risk Factors” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus, as supplemented hereby. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated March 30, 2005.

SELLING STOCKHOLDERS

On August 2, 2004, CMGI acquired Modus pursuant to that certain agreement and plan of merger by and among CMGI, Westwood Acquisition Corp. and Modus dated as of March 23, 2004. In connection with the merger and pursuant to the escrow agreement entered into on August 2, 2004, an aggregate of 7,266,902 shares of CMGI common stock issuable to former Modus stockholders in the merger were deposited into an escrow account on a pro rata basis to secure the indemnification obligations of Modus stockholders to CMGI. As required in the merger agreement, CMGI has registered for resale the shares of CMGI common stock issued in the merger to former Modus stockholders who are parties to the stock transfer agreement, and the shares of CMGI common stock issued in the merger and held in the escrow account by the escrow agent. Such shares were registered for resale on CMGI’s Registration Statement on Form S-3 (File No. 333-116417).

R. Scott Murray and Nicholas G. Nomicos have been jointly designated as stockholder representative under the escrow agreement and in such capacity have sole voting and dispositive control over the 7,266,902 shares held in the escrow account by the escrow agent.

This Prospectus Supplement covers the resale of up to 7,266,902 shares of CMGI common stock held in the escrow account by the escrow agent. All such escrow shares may be sold pursuant to the escrow agreement with the proceeds required to be returned to the escrow account.

The following table sets forth the names of the individuals designated as stockholder representative, the number of shares of CMGI common stock beneficially owned by such individuals on March 30, 2005, the maximum number of shares that may be resold by the stockholder representative pursuant to the Prospectus, as supplemented, and the number and percentage of shares of CMGI common stock to be held by such individuals after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the stockholder representative). The table of selling stockholders included in the Prospectus is hereby amended to include each of Messrs. Murray and Nomicos as a selling stockholder, in their capacity as stockholder representative.

Selling Stockholders	Number of Shares Beneficially Owned(1)		Maximum Number of Shares that May Be Resold in the Offering(1)		Shares Beneficially Owned After the Offering
					Number	Percentage
R. Scott Murray	7,266,902	(2)	7,266,902	(2)	—	—
Nicholas G. Nomicos	7,266,902	(3)	7,266,902	(3)	—	—

(1)	The shares covered by this Prospectus Supplement were registered for resale by the selling stockholders on CMGI’s Registration Statement on Form S-3 (File No. 333-116417).

(2)	Consists of shares held by U.S. Bank National Association as escrow agent under the escrow agreement entered into on August 2, 2004 in connection with the merger. Such shares were issuable to former Modus stockholders in the merger, and were deposited into the escrow account on a pro rata basis to secure the indemnification obligations of Modus stockholders to CMGI. Pursuant to the merger agreement, Messrs. Murray and Nomicos have been jointly designated as stockholder representative under the escrow agreement and in such capacity have sole voting and dispositive control over all such shares. Mr. Murray disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

(3)	Consists of shares held by U.S. Bank National Association as escrow agent under the escrow agreement entered into on August 2, 2004 in connection with the merger. Such shares were issuable to former Modus stockholders in the merger, and were deposited into the escrow account on a pro rata basis to secure the indemnification obligations of Modus stockholders to CMGI. Pursuant to the merger agreement, Messrs. Murray and Nomicos have been jointly designated as stockholder representative under the escrow agreement and in such capacity have sole voting and dispositive control over all such shares. Mr. Nomicos disclaims beneficial ownership of all such shares.